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                                                                      Exhibit 21


                       Subsidiaries of Apple Suites, Inc.
                              At December 31, 2001
                 (The state of incorporation or organization of
                 each subsidiary is Virginia, except as noted)



Apple Suites General, Inc.
Apple Suites LP, Inc.
Apple Suites Management, Inc.
Apple Suites Pennsylvania Business Trust*
Apple Suites SPE I, Inc.
Apple Suites SPE II, Inc.
Apple Suites SPE III, Inc.
Apple Suites SPE IV, Inc.
Apple Suites SPE V, Inc.
Apple Suites SPE Holding, Inc.
Apple Suites REIT Limited Partnership
Apple Suites Services General, Inc.
Apple Suites Services Limited, Inc.
Apple Suites Services Limited Partnership
Apple Suites-MO, LLC

*  State of organization is Pennsylvania